Curtis C. Farmer Joins
Comerica Incorporated Board of Directors

DALLAS/July 24, 2018 - Comerica Incorporated (NYSE: CMA) today announced that Curtis C. Farmer, has been appointed to the Comerica Incorporated Board of Directors. Farmer is President of Comerica Incorporated and Comerica Bank, and is responsible for the Business Bank, Retail Bank and Wealth Management. In his role as President, Farmer will continue to report to Ralph W. Babb Jr., Chairman and Chief Executive Officer, Comerica Incorporated and Comerica Bank.

Under Farmer’s direction, the Business Bank provides companies of all sizes with an array of credit and non-credit financial products and services. The Business Bank includes more than 20 lines of business that provide comprehensive financial solutions to support the growth, cash, risk and wealth needs of Comerica’s commercial clients. These businesses include Middle Market Banking and US Banking in addition to specialized businesses, such as Energy, Technology & Life Sciences, Entertainment, Environmental Services, Commercial Real Estate, Mortgage Banker Finance, and National Dealer Services, to name a few.

Farmer's responsibility for the Retail Bank includes more than 430 Comerica banking centers across Arizona, California, Florida, Michigan and Texas, and advancing Retail technology to provide customers with easier, more secure access. Additionally, he leads Comerica’s Wealth Management division - which enables Comerica to bring private banking, investment management and fiduciary services to its Business Bank and Retail Bank clients - as well as Corporate Marketing and Corporate Quality Process.

Farmer joined Comerica as executive vice president of Wealth Management on October 20, 2008, from Wachovia Corporation of Charlotte, N.C., where he had most recently spent three years as executive vice president and Wealth Management director. On August 12, 2010, Comerica announced that the leadership structure of Retail Bank and Wealth Management was being combined and would be headed by Farmer. He was named Vice Chairman of Comerica's Retail Bank and Wealth Management on April 26, 2011, and was named President, Comerica Incorporated and Comerica Bank, on April 29, 2015, at which time he added the Business Bank to his areas of responsibility.

Farmer holds a bachelor's degree from Wake Forest University, where he also earned his Master degree in Business Administration. His board affiliations include Wake Forest University and the Circle 10 Council of the Boy Scouts of America.

Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $72.0 billion at June 30, 2018.

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